THE TIREX CORPORATION
                          CERTIFICATE OF THE SECRETARY



         The Board of Directors of THE TIREX CORPORATION (the `Company'), has adopted the following resolution at a Special Meeting of the Board of Directors held May 30, 2001, which is now in full force and effect:


                  RESOLVED, that the Company amend The Tirex
                  Corporation Stock Plan by reallocating the 7,000,000 shares of the Company's Common Stock, previously allocated to be given as Awards, 5,000,000 of which shares are to be used as Options and 2,000,000 of which shares are to be used as Grants.



         IN WITNESS WHEREOF, I, as Secretary of said Corporation, have hereunto set my hand and affixed the seal of the Company on this 30th day of May, 2001.


                                           /s/ MICHAEL D. A. ASH
                                           -------------------------------------
                                           Michael D.A. Ash, Secretary Treasurer
                                           And Chief Financial Officer




Consent of Majority of the Board of Directors



/s/ LOUIS SANZARO
---------------------------            Director                  May 30, 2001
Louis Sanzaro

/s/ LOUIS V. MURO
---------------------------            Director                  May 30, 2001
Louis V. Muro

/s/ JOHN L. THRESHIE JR.
---------------------------            Director                  May 30, 2001
John L. Threshie, Jr.